THOMPSON  BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON  NEW YORK  WASHINGTON, D.C.

         HINE

May 27, 2004

The Santa Barbara Group of Mutual Funds, Inc.

107 South Fair Oaks Boulevard, Suite 315

Pasadena, CA 91105

Re: The Santa Barbara Group of Mutual Funds, File Nos. 33-56546 and 811- 07414

Gentleman:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 14 to the Registration Statement, File Nos. 33-56546 and 811-07414 (the “Registration Statement”), of The Santa Barbara Group of Mutual Funds (the “Trust”).

We have examined copies of (i) the Articles Supplementary to the Articles of Incorporation of the Trust, (ii) the Articles of Revival of the Trust, (iii) the By-Laws of the Trust, (iv) copies of the minutes of the proceedings of the Board of Directors of the Trust with respect to the issuance of shares, and (v) such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 14 is effective for purposes of applicable federal and state securities laws, the shares of The Bender Growth Fund and the Montecito Fund (the “Funds”), each a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 14 to the Registration Statement.

Very truly yours,

/s/

THOMPSON HINE LLP

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THOMPSON HINE LLP

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www.ThompsonHine.com

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